EXHIBIT 2.5

Third Amendment to Share Exchange Agreement

WHEREAS, the undersigned are parties to that certain Share Exchange Agreement entered into on September 20, 2005, as amended on September 22, 2005 and October 14, 2005 (collectively referred to herein as the “Share Exchange Agreement”) entered into by and among the shareholders of Skystar Bio-Pharmaceutical Company, a Cayman Island Company (“Skystar”), listed on Schedule I attached thereto (each, a “Skystar Shareholder,” collectively, the “Skystar Shareholders”), on the one hand; and The Cyber Group Network Corporation, a publicly traded Nevada corporation (OTCBB: CGPN.OB) (“CGPN”), R. Scott Cramer, an individual, Steve Lowe, an individual, David Wassung, an individual (all hereinafter referred to collectively as the “CGPN Shareholders”) on the other hand.

WHEREAS, the parties wish to amend the Share Exchange Agreement as set forth herein.

 NOW THEREFORE in consideration of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1.    Limitation on Indemnification for Contingent Claim. Notwithstanding anything to the contrary in the Share Exchange Agreement, Skystar will hold CGPN Shareholders harmless for any payment of up to US$50,000 made by CGPN in connection with the settlement of any claims (“Claims”) and up to US$10,000 in attorney’s fees incurred in defense of any such Claims. Any amount paid by CGPN in excess of US$50,000 plus US$10,000 in attorney’s fees incurred in connection with the Claims shall be the responsibility of the CGPN Shareholders and shall be paid in cash within 30 days after written notification is delivered to CGPN Shareholders. All other provisions of the Share Exchange Agreement shall remain the same.

2.    Waiver of Cancellation of Preferred Shares. Skystar and Skystar Shareholders hereby waive the closing condition set forth in Section 7.1(g).

IN WITNESS WHEREOF, the parties have caused this Third Amendment to Shares Exchange Agreement to be duly executed as of November 6, 2005.

Skystar Bio-Pharmaceutical Company

By:	/s/ Wei Bing Lu
Wei Bing Lu
Chairman

Clever Mind International Limited

By:	/s/ Wen Wei
Wen Wei
Chairman

/s/ Yuan Tai Wang
Yuan Tai Wang

/s/ Yuan Xue Jian
Yuan Xue Jian

/s/ Sidong Zhu
Sidong Zhu

The Cyber Group Network Corporation

By:	/s/ R. Scott Cramer
R. Scott Cramer
Chief Executive Officer

/s/ Steve Lowe
Steve Lowe, President

/s/ David Wassung
David Wassung